EXHIBIT 99.1
News            News            News            News            News            News
     July 28, 2006
First Financial Bancorp Reports Second-Quarter 2006 Earnings
•	Second-quarter net earnings of $0.11 per diluted share versus $0.23 in 2005 primarily due to charges associated with Strategic Plan implementation

•	Cost savings and revenue enhancements updated

•	Announcement of $39 million problem loan sale

•	Resumption of share repurchase program

•	Annualized growth in commercial lending of 10.4 percent from year-end 2005
HAMILTON, Ohio — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced second-quarter 2006 earnings of $4,358,000 or 11 cents in diluted earnings per share, compared to $9,889,000 or 23 cents in diluted earnings per share for the same period in 2005. First Financial also announced year-to-date earnings of $8,325,000 or 21 cents in diluted earnings per share, compared to $20,615,000 or 47 cents in diluted earnings per share for the same period in 2005.
Earnings from continuing operations was $4,358,000 or 11 cents per diluted share and $9,623,000 or 22 cents per diluted share for the second quarter of 2006 and 2005, respectively. Year-to-date earnings from continuing operations was $8,325,000 and $20,155,000 for 2006 and 2005, respectively.
Davis said, “Our results this quarter reflect the continued implementation of our strategic plan and the financial impact of the long-term changes we are making. At a core operating level we are beginning to see the early signs of success in our strategy. Our net interest margin is improving, our commercial and home equity portfolios demonstrated solid growth, and through the work of our credit staff and the problem loan sale, our credit quality metrics are improving. We also experienced improvement in our fee income base with a strong increase in deposit service charges. We have announced several initiatives to improve efficiency through reduced expenses; and this remains an ongoing focus, as we strive to right-size our company for our current revenue level.”

The following items materially impacted performance in the second quarter of 2006 and are not expected to impact the future run-rate of operating results:
•	Total salary and benefits related severance charges of $2,601,000 or 4 cents per share

•	Data processing conversion-related expenses of $1,073,000 or 2 cents per share

•	Additional health care accruals of $582,000 or 1 cent per share

•	Professional services of $542,000 or 1 cent per share
Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
Due to the sale of the Fidelity Federal Savings Bank subsidiary in the third quarter of 2005, there was no 2006 activity from discontinued operations. In the second quarter of 2005, the earnings from discontinued operations were $266,000 or 1 cent per diluted share. Year-to-date 2005 earnings from discontinued operations were $460,000 or 1 cent per diluted share.
Return on average assets for the second quarter of 2006 was 0.51 percent compared to 1.03 percent for the same period in 2005. Return on average shareholders’ equity was 5.90 percent for the second quarter of 2006, versus 10.74 percent for the comparable period in 2005. Year-to-date return on average assets was 0.48 percent for 2006, compared to 1.08 percent for 2005, while return on equity was 5.65 percent for 2006 versus 11.23 percent for 2005.
First Financial’s second quarter operating results include the effects of several material items that are expected to impact the run-rate of operating results:
•	$0.5 million or 1 cent per share in reduced net interest income due to parent company borrowings used in the repurchase of shares in the fourth quarter of 2005

•	mortgage and indirect loan runoff as part of the intended loan mix shift discussed in the strategic plan totaled approximately $0.6 million or 1 cent per share in reduced net interest income

•	other recurring items include increased pension expense and the effects of FAS 123R and state franchise taxes of approximately $0.6 million or 1 cent per share
(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Strategic Plan Review & Update:
On March 14, 2005, First Financial announced its new strategic plan for the organization. First Financial has made steady progress toward completing the plan in 2006. The areas of focus are:
•	Organizational restructure

•	Balance-sheet restructure

•	Growth plan

•	Efficiency improvement
The organizational restructure was completed in the third quarter of 2005 with the consolidation to a single banking charter.
The largest component of the balance-sheet restructure was completed in the first quarter of 2006. Organic restructuring continues through shifting the mix of the loan portfolio to commercial credits. Since June 30, 2005, First Financial has increased its concentration of commercial lending from 47 percent of the loan portfolio to 53 percent.
The growth plan for the company is moving forward with the recent announcement of a new branding strategy on June 1, 2006, when company officials rang the opening bell on the NASDAQ exchange. The company will begin operating all of its branches under one brand name, First Financial Bank. Plans are underway to roll out the new logo design and convert all offices to the new name and brand late in the third quarter of 2006. Estimated costs associated with this project are between 1 and 2 cents per share. The majority of the cost is the write-down associated with signage replacement.
As announced in the strategic plan, First Financial will continue to recruit sales staff, evaluate metropolitan markets for expansion, and consider strategic acquisitions to extend and expand the franchise.
Efficiency improvement continues as First Financial implements its Performance Improvement Plan in the effort to become a better, faster, and more efficient organization. A thorough review of all functional areas has been performed to evaluate staffing levels and processes associated with each area. The objective of the Performance Improvement Plan is to maximize revenue and develop the proper cost structure for the consolidated organization to achieve a peer-level efficiency ratio. First Financial has established a long-term target efficiency ratio of between 55 and 60 percent. Management remains confident that it can achieve this target.

Salaries & Employee Benefits
The largest component of the Performance Improvement Plan is a $7.5 to $8 million planned reduction in salary and benefits through eliminating approximately 200 staff positions, excluding staff associated with the branch sales and closures. Approximately half of the staff reductions occurred in the second quarter of 2006, with the remainder expected to occur before the end of the fourth quarter of 2006. Estimated severance charges associated with the 200 staff reductions are $1.3 million, of which $0.8 million was recognized in the second quarter of 2006. Remaining charges will be recognized when incurred.

First Financial continues to add sales staff in its markets and businesses of focus. This is consistent with our plan to simultaneously reduce core operating expenses while growing revenue.

Revenue Enhancements
To date, approximately $1.5 to $2.0 million in annualized revenue enhancements have been identified. Enhancements are associated with better management of internal processes such as cash balances in branches and a planned redeployment in low and nonearning assets. The full effect of these improvements is expected to begin in the fourth quarter of 2006.
Additional reviews are in process, and results will be disclosed in future releases.
Branch Plan
The previously announced sale of 10 branches and closure of 7 offices is proceeding on schedule. Regulatory approval has been received for sales to three different purchasers. The anticipated closing date for the three transactions is August 18, 2006. Total net gains on sale are expected to be $12.5 million or 21 cents per share. Current deposits and loans for the to-be-sold offices are $101 million and $102 million, respectively, as of June 30, 2006. The estimated proforma financial impact of the branch sales and closures, excluding the gains on sales, remains earnings neutral.
First Financial will continue to concentrate future growth plans and capital investments in larger metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and are an important part of the funding plan for the expansion in the commercial lending market. Furthermore, First Financial’s historical strength in a number of these markets should enable it to hold market share.

First Financial’s branch strategy is to serve a combination of metropolitan and non-metropolitan markets in Indiana, Ohio, and Kentucky. In addition to geographic fit, each market must have growth potential and the ability to meet profit targets.
At the completion of the branch plan, First Financial will have 87 offices serving 9 distinct markets with an average branch size of approximately $33 million. The operating model for growth includes market presidents managing distinct markets with the authority to make decisions at the point of client contact.
Information Technology Update
First Financial has entered into an agreement with Jack Henry & Associates Inc. to license their software applications, which will be used to provide primary core data processing. This in-house solution provides First Financial with a more cost-effective model. It is expected that the conversion to the Jack Henry system will occur in October of 2006, and should enhance First Financial’s capability to deliver client services in a better, faster, and more efficient manner.
This decision is consistent with the strategic plan and is an integral component of our comprehensive review of the use of technology. This review includes analysis of our data and voice telecommunication usage, on-line and ATM services, and other ancillary services. Expected savings as a result of this comprehensive review are estimated to be between $3 million and $4 million per year and should be fully recognized in 2007. Costs associated with this conversion will include the early termination of some existing contracts. To date, $1.1 million in early termination penalties have been recorded with an additional $3.1 million expected to be recognized in the fourth quarter of 2006.
Summary of Changes
The prior period estimates of the combined improvements of the strategic initiatives remain between $13.4 million and $16.9 million or 21 cents and 27 cents per share on an annualized basis. The full effect of these changes should be recognized in 2007.
Current Period Operating Results
Net Interest Income:
Net interest income for the second quarter of 2006 was $31.9 million compared to $33.9 million in the second quarter of 2005, a decrease of $2.0 million or 5.77 percent. This decrease is due primarily to a planned reduction in earning assets through loan sales, exit of the indirect line of business and the strategic decision to sell conforming mortgage loan production in the secondary market; compounded by the increase in deposit costs. Net interest income on a linked-quarter basis (second quarter of 2006 compared to first quarter of 2006) remained relatively flat, decreasing $252,000 or 0.78 percent. Net interest income on a year-to-date basis declined $3.7 million or 5.51 percent, which is due to the combined effects of earning asset strategies mentioned above, increased rates on deposits and a shift in deposit product mix to higher cost accounts.
First Financial’s net interest margin increased to 4.11 percent in the second quarter of 2006 from 3.94 percent in the second quarter of 2005. Linked-quarter net interest margin increased 7 basis points from 4.04 percent to 4.11 percent due to the combined effects of:

March 31, 2006		4.04%
Balance sheet restructure	0.13%
Asset repricing	0.11%
Liability repricing	-0.20%
Commercial loan volume increase	0.12%
Late fee accrual adjustment	-0.02%
Planned runoff of mortgage and indirect	-0.07%

June 30, 2006		4.11%
Earning asset rates increased on approximately 30 percent of the loan portfolio with the Prime rate adjustments during the quarter. Approximately 90 percent of this $809 million Prime and Fed Funds-based portfolio reprices quarterly. On a year-to-date basis, net interest margin increased 11 basis points from 3.96 percent to 4.07 percent. The net interest margin remains forecast in the range of 4.05 percent to 4.10 percent for 2006. The primary risk to our margin remains unanticipated consumer and competitor behavior in deposit products, specifically the consumer preference for higher-yielding money market accounts away from more traditional transaction accounts, and the aggressiveness in market pricing for both transaction and certificate of deposit accounts.
Average loans, net of unearned income, for the second quarter of 2006 decreased $182 million or 6.49 percent from the comparable period a year ago. On a year-to-date basis, average outstanding loan balances decreased $186 million or 6.68 percent due primarily to the mortgage and indirect loan portfolio sales in 2005. On a linked-quarter basis, average outstanding loan balances increased $17 million or 0.67 percent. The decrease in the loan portfolio from 2005 was affected by the previously mentioned sale of $42 million in indirect marine and recreational vehicle loans at the end of the third quarter of 2005 and the sale in the fourth quarter of approximately $64 million in retail mortgage loans that no longer fit the risk profile of the company. Furthermore, indirect installment originations ceased in the third quarter of 2005, resulting in approximately $19 million in quarterly runoff of this portfolio. Since the end of the second quarter of 2005, the indirect loan portfolio has decreased approximately $117 million, inclusive of the $42 million sale mentioned above. Additionally, First Financial has made the strategic decision to sell most of the mortgage loan production into the secondary market instead of keeping the loans in its portfolio.
First Financial is beginning to see progress in the planned mix shift of its loan portfolios. Ending balances in the combined commercial and commercial real estate categories are up 5.21 percent or 10.42 percent annualized, over year-end 2005. This increase occurred notwithstanding the effect of intentional runoff of certain commercial loans.
Securities available for sale were $326.6 million at June 30, 2006, compared to $554.7 million at December 31, 2005. The combined investment portfolio was 10.71 percent and 16.47 percent of total assets at June 30, 2006, and December 31, 2005, respectively. In February of 2006, the company sold $179 million in investment securities and paid down $185 million in Federal Home Loan Bank borrowings as part of the balance sheet restructuring. Reliance on wholesale borrowings has been greatly reduced as a result of this restructuring and is likely to continue for the next several quarters as the bank continues to use excess liquidity to fund future growth.
Average deposit balances for the second quarter decreased $8.2 million or 0.28 percent from the comparable period a year ago due primarily to decreases in public funds and brokered time deposits and noninterest-bearing checking accounts. Average deposits on a linked-quarter basis were relatively flat due to these decreases in public fund time deposits and brokered deposits. Excluding the anticipated decrease in brokered and public funds time deposits, average deposits would have increased 0.59 percent. Year-to-date average deposits increased 0.03 percent over the comparable period in 2005. Excluding brokered and public funds time deposits, year-to-date average deposits would have increased 0.86 percent.
Loan Sale and Credit Quality:
First Financial has undergone an extensive review of its problem credits over the past several months as part of a strategy to reduce the overall credit risk in the loan portfolio, and has identified approximately 210 loans that meet the internal criteria for sale consideration. As of June 30, 2006, First Financial had identified $39.0 million in primarily substandard commercial, commercial real estate, and retail real estate loans that were transferred to loans held for sale at the lower of cost or estimated fair value of $30.7 million by recognizing an $8.3 million charge-off. First Financial has engaged the Loan Portfolio Sales Group of Keefe, Bruyette and Woods, Inc. to market these loans during the third quarter of 2006 and anticipates closing on the loan sales prior to the end of the third quarter of 2006. The ongoing annual revenue impact of the loan sale is estimated to be a reduction of net interest income of $181,000 due to the reduction of certain earning assets and the redeployment of the nonaccrual loans that are nonearning assets.
The credit quality categories that are included in nonperforming and underperforming assets, both including and excluding the impact of loans held for sale, is presented in the table below.

	Quarter Ended
	2006			2005
		Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
		Excluding
		loans held for
		sale
Nonaccrual loans	$23,964	$12,202	$26,838	$24,961	$24,563	$20,408
Restructured loans	2,331	610	3,293	3,408	808	884
Other real estate owned	2,277	2,277	2,675	3,162	2,595	2,673

Total nonperforming assets	28,572	15,089	32,806	31,531	27,966	23,965
Accruing loans past due 90 days or more	1,326	758	1,104	1,359	1,779	764

Total underperforming assets	$29,898	$15,847	$33,910	$32,890	$29,745	$24,729

Nonperforming assets as a percentage of loans, net of unearned income plus other real estate owned	1.10%	0.58%	1.25%	1.20%	1.02%	0.85%

Underperforming assets as a percentage of loans, net of unearned income plus other real estate owned	1.15%	0.61%	1.30%	1.25%	1.09%	0.88%

Net charge-offs to average loans, net of unearned income	1.68%	0.40%	0.40%	0.38%	0.40%	0.20%
Net charge-offs were $10.9 million for the second quarter of 2006. Net charge-offs, excluding the effect of the write-down previously discussed, were $2.6 million for the second quarter or $1.2 million more than the $1.4 million net charge-offs recorded for the second quarter of 2005.
Total underperforming assets, which includes nonaccrual loans, restructured loans, other real estate owned, and loans 90 days or more past due and still accruing, increased $5.2 million to $29.9 million at the end of the second quarter of 2006 from $24.7 million at the end of the second quarter of 2005. The increase in underperforming assets is due to an increase in nonaccrual loans of $3.6 million. Excluding loans held for sale, total underperforming assets decreased $8.9 million to $15.8 million at the end of the second quarter of 2006 from $24.7 million at the end of the second quarter of 2005, as discussed above. On a linked-quarter basis, total underperforming assets decreased $4.0 million.

Excluding loans held for sale, total underperforming assets on a linked-quarter basis decreased $18.1 million. These credits have been appropriately considered in establishing the allowance for loan losses at June 30, 2006.
Nonperforming assets to ending loans increased to 1.10 percent as of June 30, 2006, from 0.85 percent as of the end of the second quarter of 2005 and decreased from 1.25 percent on the linked-quarter. Excluding loans held for sale, the nonperforming assets to ending loans ratio as of June 30, 2006, was 0.58 percent.
The provision for loan losses for the second quarter of 2006 was $360,000 compared to $750,000 for the same period in 2005. The provision is a result of management’s quarterly analysis of the adequacy of the allowance for loan losses. Due to the prospective loan sale that was considered when evaluating the quarterly analysis of the adequacy of the allowance for loan losses, the allowance to ending loans ratio as of June 30, 2006, was 1.15 percent versus 1.55 percent for the same quarter a year ago and 1.56 percent as of March 31, 2006. A large percentage of the underperforming loans are secured by real estate. It is management’s belief that the allowance for loan losses of $30.1 million is adequate to absorb probable credit losses inherent in the portfolio, and the changes in the allowance and the resultant provision are consistent with the internal assessment of the risk in the loan portfolios.
Noninterest Income:
Second quarter 2006 noninterest income was $15.8 million, an increase of $1.0 million or 6.76 percent from the second quarter of 2005. First Financial had quarterly increases in service charges on deposit accounts income of $822,000 which included the positive effects of its new overdraft program. Bankcard interchange income increased $177,000 due to both increased debit card issuance and usage; and bank-owned life insurance income increased $425,000, while gains on mortgage loan sales decreased $221,000.
On a linked-quarter basis, total noninterest income increased $1.1 million or 7.37 percent. This increase was primarily due to the $476,000 loss on securities sold in the first quarter, a $342,000 increase in service charges on deposit accounts related to increases in nonsufficient funds charges in the second quarter, and an increase of $203,000 in bank-owned life insurance income in the second quarter.
Year-to-date noninterest income increased $721,000 or 2.41 percent from the comparable period in 2005 due to increases in service charges on deposit accounts of $1.7 million, offset by a decrease in gain on loan sales of $440,000, and a $476,000 loss on investment securities sold.

Noninterest Expense:
Second Quarter 2006 vs. Second Quarter 2005
Total noninterest expense increased $7.1 million or 21.17 percent for the second quarter of 2006 from the second quarter of 2005. This increase was primarily due to the following:
•	increases in salaries and benefits of $4.0 million due to $2.6 million in severance-related salaries and benefits expense, $438,000 in increased health care costs, $425,000 in increased retirement-related expenses, and $153,000 in increased bonuses. Excluding these items, salaries and benefits were up $336,000 or 1.75 percent due largely to overtime associated with the upcoming data processing conversion

•	$457,000 increase in occupancy expense due primarily to increased maintenance costs, utilities, and new building rent consistent with First Financial’s growth plans

•	$1.7 million increase in data processing expense attributable to early termination fees for the conversion of various systems

•	$1.3 million increase in other noninterest expense consisting of increases in various accounts, including $227,000 in intangible state tax, $193,000 in credit and collection fees, $257,000 in travel related expenses, $180,000 in credit card and merchant interchange expense more than offset by the increase in interchange income and merchant discount, and $150,000 in stationery and supplies

•	equipment expense decrease of $330,000 due to a decrease in equipment expense rent of $179,000 and service contracts of $103,000 that is not expected to continue
Second Quarter 2006 vs. First Quarter 2006
On a linked-quarter basis, noninterest expense was $36,000 higher than the first quarter. This increase was due to the offsetting effects of the prepayment penalty of $4.3 million in the first quarter compared to the following second quarter items:
•	increases in salaries and employee benefits of $2.9 million due to severance charges of $2.6 million and health care costs of $582,000

•	$1.4 million increase in data processing primarily due to early termination fees discussed previously

•	$362,000 increase in professional services that includes costs associated with our branding initiative, branch staffing, and recruiting fees

Year-to-date 2006 vs. Year-to-date 2005
Year-to-date noninterest expense increased $14.6 million. Excluding the effects of the $4.3 million prepayment penalty mentioned above, noninterest expense would have increased $10.3 million due to:
•	increases in salaries and employee benefits of $5.3 million due to severance charges of $2.8 million, retirement-related expense of $1.1 million, bonuses of $412,000, health care of $196,000, overtime expense of $142,000 and temporary personnel services of $120,000

•	increases in data processing of $1.9 million due to early termination fees discussed previously

•	increases in other noninterest expense of $2.7 million due to increases in various accounts, including $584,000 in travel-related expenses, $416,000 in state intangible tax, $409,000 in credit and collection expense, and $331,000 in credit card and merchant interchange expense. The travel-related expenses and credit and collection expenses are expected to decline in future periods.
First Financial anticipates additional restructuring-related expenses primarily in data processing, professional services, and severance charges. These amounts will be disclosed when quantified and recognized in the period in which they are incurred.
Staff Expense
Staff expense continues to be the most significant operating expense and area of transition for First Financial. The current staffing levels reflect both the initiatives to hire quality sales staff in key markets and the partial completion of announced staff reduction plans. As of June 30, 2006, First Financial had 1,365 full time equivalent employees with plans to achieve a targeted year-end level, after the branch plan execution, of approximately 1,152 full time equivalent employees.
Capital Management
First Financial will resume its share repurchase program under its previously approved plans. The delay in repurchase resumption has stemmed from the extensive projects of a material nature that have occurred since December 2005 when the repurchase program was halted due to the Dutch Tender Offer. Repurchase resumption can only begin in a quiet period. Management plans to repurchase between 750,000 and 1,250,000 shares over the next twelve months.
First Financial has recently lowered its targeted risk-based capital ratio from a range of 12.25 to 12.75 percent to 11.50 to 12.25 percent. The primary driver behind the change is the comfort level that First Financial has with the improvements made in its underwriting and risk management processes. The leverage ratio target of 8.00 percent to 8.50 percent and the tangible equity to tangible asset ratio target of 6.75 percent to 7.25 percent remain unchanged.
Earnings Conference Call and Webcast
On July 28, 2006, First Financial will host an earnings conference call that will be webcast live at 11:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.
Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 208019 between 5:00 p.m. EDT on July 28, 2006, and 11:59 p.m. on August 4, 2006.
First Financial plans to file the SEC Form 10-Q on Tuesday, August 1, 2006.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.ffbc-oh.com and on the SEC’s website at www.sec.gov.
First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: J. Franklin Hall
513-979-5770
frank.hall@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-979-5797
cheryl.lipp@firstfb.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA
(Dollars in thousand, except per share)
(Unaudited)

						Six months ended
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2006	2006	2005	2005	2005	2006	2005
EARNINGS
Net interest income	$31,947	$32,199	$31,939	$33,143	$33,905	$64,146	$67,885
Earnings from continuing operations	4,358	3,967	2,834	7,819	9,623	8,325	20,155
Earnings from discontinued operations	0	0	0	6,665	266	0	460
Net earnings	4,358	3,967	2,834	14,484	9,889	8,325	20,615
Earnings per share from continuing operations — basic	$0.11	$0.10	$0.07	$0.18	$0.22	$0.21	$0.46
Earnings per share from continuing operations — diluted	$0.11	$0.10	$0.07	$0.18	$0.22	$0.21	$0.46
Earnings per share from discontinued operations — basic	$0.00	$0.00	$0.00	$0.15	$0.01	$0.00	$0.01
Earnings per share from discontinued operations — diluted	$0.00	$0.00	$0.00	$0.15	$0.01	$0.00	$0.01
Net earnings per share — basic	$0.11	$0.10	$0.07	$0.33	$0.23	$0.21	$0.47
Net earnings per share — diluted	$0.11	$0.10	$0.07	$0.33	$0.23	$0.21	$0.47

KEY RATIOS
Return on average assets	0.51%	0.45%	0.30%	1.50%	1.03%	0.48%	1.08%
Return on average shareholders’ equity	5.90%	5.39%	3.20%	15.64%	10.74%	5.65%	11.23%
Return on average tangible shareholders’ equity	6.70%	6.12%	3.57%	17.32%	11.90%	6.40%	12.44%
Average shareholders’ equity to average assets	8.64%	8.42%	9.44%	9.60%	9.61%	8.53%	9.61%
Net interest margin	4.11%	4.04%	3.72%	3.83%	3.94%	4.07%	3.96%
Net interest margin (fully tax equivalent) (1)	4.20%	4.12%	3.80%	3.92%	4.03%	4.16%	4.05%

COMMON STOCK DATA
Average basic shares outstanding	39,605,631	39,560,109	42,069,965	43,166,270	43,502,193	39,582,995	43,551,614
Average diluted shares outstanding	39,619,729	39,612,496	42,180,824	43,262,371	43,575,499	39,616,238	43,624,879
Ending shares outstanding	39,660,341	39,562,350	39,563,480	42,978,981	43,351,903	39,660,341	43,351,903
Market price:
High	$16.68	$18.32	$19.30	$19.80	$18.90	$18.32	$19.25
Low	$14.63	$15.88	$17.51	$16.99	$16.90	$14.63	$16.65
Close	$14.91	$16.64	$17.52	$18.61	$18.90	$14.91	$18.90
Book value	$7.37	$7.50	$7.58	$8.59	$8.53	$7.37	$8.53
Common dividend declared	$0.16	$0.16	$0.16	$0.16	$0.16	$0.32	$0.32

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,614,248	$2,596,755	$2,657,156	$2,783,315	$2,795,754	$2,605,549	$2,791,936
Investment securities	380,532	497,528	620,868	625,418	635,982	438,707	645,495
Other earning assets	122,413	141,513	127,701	20,938	17,188	131,910	17,662

Total earning assets	3,117,193	3,235,796	3,405,725	3,429,671	3,448,924	3,176,166	3,455,093
Total assets	3,428,839	3,545,412	3,719,197	3,827,395	3,846,259	3,486,803	3,849,778
Noninterest-bearing deposits	424,227	417,061	433,228	428,881	433,379	420,664	429,394
Interest-bearing deposits	2,477,026	2,486,336	2,488,062	2,473,697	2,476,112	2,481,655	2,472,152

Total deposits	2,901,253	2,903,397	2,921,290	2,902,578	2,909,491	2,902,319	2,901,546
Borrowings	202,792	313,743	418,388	446,939	445,141	257,961	454,668
Shareholders’ equity	296,087	298,578	350,934	367,472	369,477	297,325	370,149

CREDIT QUALITY
Ending allowance for loan losses	$30,085	$40,656	$42,485	$42,036	$43,506	$30,085	$43,506
Nonperforming assets:
Nonaccrual (2)	12,202	26,838	24,961	24,563	20,408	12,202	20,408
Restructured (2)	610	3,293	3,408	808	884	610	884
OREO	2,277	2,675	3,162	2,595	2,673	2,277	2,673

Total nonperforming assets (2)	15,089	32,806	31,531	27,966	23,965	15,089	23,965
Loans delinquent over 90 days (2)	758	1,104	1,359	1,779	764	758	764
Gross charge-offs:
Commercial	(3,521)	(1,516)	(1,066)	(1,839)	(948)	(5,037)	(1,772)
Commercial real estate	(5,818)	(276)	(449)	(94)	(12)	(6,094)	(207)
Retail real estate	(1,910)	(202)	(220)	(121)	(202)	(2,112)	(555)
All other	(762)	(1,271)	(1,583)	(1,279)	(1,105)	(2,033)	(2,405)

Total gross charge-offs (3)	(12,011)	(3,265)	(3,318)	(3,333)	(2,267)	(15,276)	(4,939)
Recoveries:
Commercial	476	188	212	205	200	664	731
Commercial real estate	57	50	4	4	9	107	13
Retail real estate	78	10	141	24	48	88	72
All other	469	436	395	279	594	905	1,348

Total recoveries	1,080	684	752	512	851	1,764	2,164

Total net charge-offs	(10,931)	(2,581)	(2,566)	(2,821)	(1,416)	(13,512)	(2,775)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.15%	1.56%	1.62%	1.54%	1.55%	1.15%	1.55%
Nonperforming assets to ending loans, net of unearned income plus OREO (2)	0.58%	1.25%	1.20%	1.02%	0.85%	0.58%	0.85%
90 days past due to loans, net of unearned income (2)	0.03%	0.04%	0.05%	0.07%	0.03%	0.03%	0.03%
Net charge-offs to average loans, net of unearned income (3)	1.68%	0.40%	0.38%	0.40%	0.20%	1.05%	0.20%
(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
(2) June 30, 2006 amounts and ratios exclude loans held for sale.
(3) June 30, 2006 charge-offs include $8,356 in loans held for sale write-downs to the lower of cost or estimated fair market value.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

	Three months ended,					Six months ended,
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2006	2006	2005	2005	2005	2006	2005
Interest income
Loans, including fees	$44,386	$42,857	$42,766	$44,122	$43,370	$87,243	$85,748
Investment securities
Taxable	3,798	5,141	5,481	5,219	5,389	8,939	10,797
Tax-exempt	1,057	1,104	1,173	1,221	1,239	2,161	2,469

Total investment securities interest	4,855	6,245	6,654	6,440	6,628	11,100	13,266
Interest-bearing deposits with other banks	0	0	0	0	0	0	1
Federal funds sold and securities purchased under agreements to resell	1,500	1,582	1,297	178	121	3,082	225

Total interest income	50,741	50,684	50,717	50,740	50,119	101,425	99,240
Interest expense
Deposits	16,554	14,933	14,015	12,779	11,434	31,487	21,860
Short-term borrowings	892	896	473	520	507	1,788	968
Long-term borrowings	709	2,058	3,720	3,769	3,781	2,767	7,589
Subordinated debentures and capital securities	639	598	570	529	492	1,237	938

Total interest expense	18,794	18,485	18,778	17,597	16,214	37,279	31,355

Net interest income	31,947	32,199	31,939	33,143	33,905	64,146	67,885
Provision for loan losses	360	752	3,015	1,351	750	1,112	1,205

Net interest income after provision for loan losses	31,587	31,447	28,924	31,792	33,155	63,034	66,680
Noninterest income
Service charges on deposit accounts	5,431	5,089	5,257	4,944	4,609	10,520	8,775
Trust revenues	3,882	4,053	4,041	3,974	3,879	7,935	7,973
Bankcard interchange income	1,745	1,648	1,621	1,577	1,568	3,393	2,988
Gains (losses) from sales of loans	259	245	1,239	(1,280)	480	504	944
(Losses) gains on impairment and sales of investment securities	0	(476)	(6,519)	6	0	(476)	(6)
Investment advisory fees	801	846	976	936	828	1,647	1,668
Other	3,723	3,349	2,764	3,852	3,474	7,072	7,532

Total noninterest income	15,841	14,754	9,379	14,009	14,838	30,595	29,874
Noninterest expenses
Salaries and employee benefits	23,110	20,217	20,270	19,353	19,157	43,327	38,067
Net occupancy	2,698	2,839	2,555	2,465	2,241	5,537	4,590
Furniture and equipment	1,334	1,480	1,297	1,694	1,664	2,814	3,285
Data processing	3,182	1,807	1,640	1,627	1,461	4,989	3,050
Marketing	647	683	704	535	714	1,330	1,225
Communication	642	667	831	758	715	1,309	1,496
Professional services	1,669	1,307	2,088	1,465	1,527	2,976	2,913
Amortization of intangibles	224	217	220	220	220	441	440
Debt extinguishment	0	4,295	0	0	0	4,295	0
Other	7,190	7,148	6,154	6,615	5,886	14,338	11,679

Total noninterest expenses	40,696	40,660	35,759	34,732	33,585	81,356	66,745

Earnings from continuing operations before income taxes	6,732	5,541	2,544	11,069	14,408	12,273	29,809

Income tax (benefit) expense	2,374	1,574	(290)	3,250	4,785	3,948	9,654

Earnings from continuing operations	4,358	3,967	2,834	7,819	9,623	8,325	20,155
Discontinued operations
Other operating (loss) income	0	0	0	(140)	416	0	723
Gain on discontinued operations	0	0	0	10,366	0	0	0

Earnings from discontinued operations before income taxes	0	0	0	10,226	416	0	723
Income tax expense	0	0	0	3,561	150	0	263

Earnings from discontinued operations	0	0	0	6,665	266	0	460

Net earnings	$4,358	$3,967	$2,834	$14,484	$9,889	$8,325	$20,615

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*
Interest income	$50,741	$50,684	$50,717	$50,740	$50,119	$101,425	$99,240
Tax equivalent adjustment	696	661	723	746	756	1,357	1,514

Interest income — tax equivalent	51,437	51,345	51,440	51,486	50,875	102,782	100,754
Interest expense	18,794	18,485	18,778	17,597	16,214	37,279	31,355

Net interest income — tax equivalent	$32,643	$32,860	$32,662	$33,889	$34,661	$65,503	$69,399

*The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	June 30,	Dec. 31,	June 30,
	2006	2005	2005
ASSETS
Cash and due from banks	$152,581	$163,281	$170,867
Federal funds sold and securities purchased under agreements to resell	79,000	98,000	0
Investment securities, held-to-maturity	8,571	12,555	17,439
Investment securities, available-for-sale	326,633	554,673	578,360
Other investments	34,827	40,755	40,140
Loans
Commercial	646,662	582,594	607,258
Real estate-construction	95,603	86,022	91,987
Real estate-commercial	640,869	646,079	624,381
Real estate-retail	721,383	772,334	862,691
Installment, net of unearned	478,437	515,200	592,903
Credit card	22,563	22,936	21,192
Lease financing	1,396	2,258	3,481

Total loans	2,606,913	2,627,423	2,803,893
Less
Allowance for loan losses	30,085	42,485	43,506

Net loans	2,576,828	2,584,938	2,760,387
Loans held for sale	30,747	0	0
Premises and equipment	78,707	73,025	70,301
Goodwill	28,261	28,116	28,656
Other intangibles	6,927	7,920	7,619
Accrued interest and other assets	132,303	127,545	118,737
Assets related to discontinued operations	0	0	101,760

Total Assets	$3,455,385	$3,690,808	$3,894,266

LIABILITIES
Deposits
Noninterest-bearing	433,372	$440,988	$446,504
Interest-bearing	2,495,040	2,484,451	2,473,222

Total deposits	2,928,412	2,925,439	2,919,726
Short-term borrowings	85,096	111,634	127,466
Federal Home Loan Bank long-term debt	82,025	286,655	321,220
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	36,688	36,269	32,613
Liabilities related to discontinued operations	0	0	92,489

Total Liabilities	3,163,151	3,390,927	3,524,444
SHAREHOLDERS’ EQUITY
Common stock	391,566	392,607	391,619
Retained earnings	70,997	75,357	71,784
Accumulated comprehensive income	(11,875)	(7,876)	(4,864)
Treasury stock, at cost	(158,454)	(160,207)	(88,717)

Total Shareholders’ Equity	292,234	299,881	369,822

Total Liabilities and Shareholders’ Equity	$3,455,385	$3,690,808	$3,894,266

ADDITIONAL DATA — RISK BASED CAPITAL

	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,
	2006	2006	2005	2005	2005
Tier 1 Capital	$296,292	$297,602	$299,680	$369,735	$367,347
Tier 1 Ratio	11.37%	11.58%	11.49%	13.93%	13.10%
Total Capital	$326,452	$329,897	$332,458	$403,044	$402,523
Total Capital Ratio	12.52%	12.83%	12.75%	15.19%	14.36%
Total Risk-Adjusted Assets	$2,606,760	$2,570,847	$2,608,167	$2,653,795	$2,803,792
Leverage Ratio	8.72%	8.47%	8.12%	9.74%	9.63%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	June 30,
	2006	2006	2005	2005	2005	2006	2005
ASSETS
Cash and due from banks	$115,406	$123,129	$129,663	$124,833	$121,289	$119,246	$120,444
Interest-bearing deposits with other banks	0	0	0	0	0	0	74
Federal funds sold and securities purchased under agreements to resell	122,413	141,513	127,701	20,938	17,188	131,910	17,588
Investment securities	380,532	497,528	620,868	625,418	635,982	438,707	645,495
Loans
Commercial	626,912	580,681	575,075	612,119	610,727	603,924	614,692
Real estate-construction	83,719	85,672	96,529	96,211	83,903	84,690	83,962
Real estate-mortgage	1,395,104	1,404,739	1,436,013	1,470,130	1,490,867	1,399,895	1,487,009
Installment, net of unearned	484,897	501,857	525,350	580,409	585,854	493,330	581,436
Credit card	22,017	21,748	21,517	21,220	20,537	21,883	20,543
Lease financing	1,599	2,058	2,672	3,226	3,866	1,827	4,294

Total loans	2,614,248	2,596,755	2,657,156	2,783,315	2,795,754	2,605,549	2,791,936
Less
Allowance for loan losses	40,445	42,402	41,741	42,630	43,996	41,418	44,407

Net loans	2,573,803	2,554,353	2,615,415	2,740,685	2,751,758	2,564,131	2,747,529
Loans held for sale	350					176
Premises and equipment	76,150	73,556	72,351	71,256	68,775	74,860	67,941
Accrued interest and other assets	160,185	155,333	153,199	159,353	148,687	157,773	146,839
Assets related to discontinued operations	0	0	0	84,912	102,580	0	103,868

Total Assets	$3,428,839	$3,545,412	$3,719,197	$3,827,395	$3,846,259	$3,486,803	$3,849,778

LIABILITIES
Deposits
Interest-bearing	$180,046	$203,363	$180,999	$187,458	$159,332	$191,640	$159,639
Savings	1,062,334	1,040,940	1,018,271	1,031,441	1,055,357	1,051,696	1,052,124
Time	1,234,646	1,242,033	1,288,792	1,254,798	1,261,423	1,238,319	1,260,389

Total interest-bearing deposits	2,477,026	2,486,336	2,488,062	2,473,697	2,476,112	2,481,655	2,472,152
Noninterest-bearing	424,227	417,061	433,228	428,881	433,379	420,664	429,394

Total deposits	2,901,253	2,903,397	2,921,290	2,902,578	2,909,491	2,902,319	2,901,546
Borrowed funds
Short-term borrowings	89,382	97,414	72,132	96,904	90,653	93,376	97,527
Federal Home Loan Bank long-term debt	82,480	185,399	315,326	319,105	323,558	133,655	326,211
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	202,792	313,743	418,388	446,939	445,141	257,961	454,668
Accrued interest and other liabilities	28,707	29,694	28,585	32,694	27,748	29,198	27,633
Liabilities related to discontinued operations	0	0	0	77,712	94,402	0	95,782

Total Liabilities	3,132,752	3,246,834	3,368,263	3,459,923	3,476,782	3,189,478	3,479,629

SHAREHOLDERS’ EQUITY
Common stock	392,354	392,666	392,253	391,773	391,944	392,509	392,251
Retained earnings	73,237	73,710	80,135	74,114	70,396	73,472	68,331
Accumulated comprehensive income	(9,999)	(7,538)	(8,323)	(6,301)	(6,622)	(8,776)	(5,150)
Treasury stock, at cost	(159,505)	(160,260)	(113,131)	(92,114)	(86,241)	(159,880)	(85,283)

Total Shareholders’ Equity	296,087	298,578	350,934	367,472	369,477	297,325	370,149

Total Liabilities and
Shareholders’ Equity	$3,428,839	$3,545,412	$3,719,197	$3,827,395	$3,846,259	$3,486,803	$3,849,778